UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2013

CANCER GENETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 North 2nd Floor, Rutherford, New Jersey	07070

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The Company is currently finalizing its financial results for the three months ended June 30, 2013. While complete financial information and operating data as of and for such period are not available, based on the information and data currently available, the Company’s management preliminarily estimates that for the three months ended June 30, 2013 total revenue was between $1.7 million and $1.8 million, including no grant revenue, compared to total revenue for the three months ended June 30, 2012 of $1.1 million, which included $184,500 in grant revenue, and compared to total revenue of $1.2 million for the three months ended March 31, 2013, including no grant revenue. The increase in revenue for the three months ended June 30, 2013 was substantially due to an increase in revenue from a significant clinical trials client.

Management preliminarily estimates that for the six months ended June 30, 2013 total revenue was between $3.0 million and $3.1 million, including no grant revenue, compared to total revenue for the six months ended June 30, 2012 of $2.0 million, which included $195,000 in grant revenue.

Management preliminarily estimates that for the three months ended June 30, 2013 gross profit was between $520,000 and $580,000, compared to a gross profit of $63,000 for the three months ended June 30, 2012. Management estimates that for the six months ended June 30, 2013 gross profit was between $670,000 and $730,000, compared to a gross profit of $75,000 for the six months ended June 30, 2012.

In addition, management preliminarily estimates that for the three months ended June 30, 2013 operating loss was between $1.6 million and $1.9 million, compared to an operating loss of $2.2 million for the three months ended June 30, 2012. Management estimates that for the six months ended June 30, 2013 operating loss was between $4.0 million and $4.3 million, compared to an operating loss of $4.0 million for the six months ended June 30, 2012.

Amounts have not yet been finalized for non-operating items such as interest expense, amortization of debt discounts and the change in the fair value of warrant liability. As a result of the conversion of debt to common stock to facilitate the Company’s initial public offering, management expects that certain non-recurring, non-cash charges will unfavorably affect the results of operations for the three months ended June 30, 2013, including the write-off of unamortized debt discounts and fees of $3.9 million and contingently recognizable beneficial conversion expense of $3.0 million. Management expects that the cash component of interest expense will decrease compared to 2012 amounts due to lower levels of debt outstanding.

The Company had approximately $1.9 million in cash and cash equivalents at June 30, 2013.

These estimated ranges are preliminary and may change. The Company and its auditors have not completed the normal quarterly review procedures for the quarter ended June 30, 2013, and there can be no assurance that the final results for this quarter will not differ from these estimates, including as a result of quarter-end closing procedures or review adjustments, and such changes could be material. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP or as a measure of the Company’s performance. In addition, these preliminary results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of the results to be achieved for the remainder of 2013 or any future period.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed sufficient procedures to validate the estimated financial information contained herein.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to Cancer Genetics’ unaudited preliminary financial information. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and Cancer Genetics cautions investors not to place undue reliance on the forward-looking statements contained in this report. These risks and uncertainties include, without limitation, risks and uncertainties related to the ongoing process of preparing and reviewing the financial statements of Cancer Genetics and risks and uncertainties related to Cancer Genetics and its business which can be found in the “Risk Factors” section and elsewhere in the Company’s Form 10-Q for the quarter ended March 31, 2013 and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

The information in this Item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

By: /s/ Elizabeth A. Czerepak

      Name:   Elizabeth A. Czerepak

      Title:     Chief Financial Officer

Date: July 25, 2013